APPLE RESIDENTIAL INCOME TRUST, INC.
               ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION

                                   Designating

                           CLASS B CONVERTIBLE SHARES


     1. Name.  The name of the  Corporation is Apple  Residential  Income Trust,
Inc.

     2. The Amendment. The amendment, a copy of which is attached hereto as Exhibit A, deletes Section 3.1 in its entirety and replaces such deleted Section with a new Section 3.1, and adds a new Article IX to the Articles of Incorporation, to create an additional class of shares (the Class B Convertible Shares), states the designation and number of shares in the class and fixes the preferences, limitations and relative rights thereof.

     3. Board Action. By Consent of the Sole Director dated November 11, 1996, the sole Director found the amendment to the Articles of Incorporation to be in the best interests of the Corporation and directed that the amendment be submitted to the sole shareholder for its approval.

     4. Shareholder Action. As of November 11, 1996, the amendment was approved by the written consent of the sole shareholder of the Corporation.

Dated: November 11, 1996


                                            APPLE RESIDENTIAL INCOME TRUST, INC.


                                            By: /s/Glade M. Knight
                                                --------------------------------
                                                         Chairman

                                                                       Exhibit A


     3.1 Designation and Number. The designation and aggregate number of shares that the Corporation shall have authority to issue are as follows:

                 Class                              Number of Shares
                 -----                              ----------------

        Common Shares (no par value)                50,000,000
        Class B Convertible Shares                     200,000
                 (no par value)


--------------------------------------------------------------------------------

                                   ARTICLE IX
                           CLASS B CONVERTIBLE SHARES


         There are hereby designated Two Hundred Thousand (200,000) Class B Convertible Shares, no par value (the "Class B Convertible Shares"). The Class B Convertible Shares shall have the following preferences, limitations and relative rights:

         9.1  Dividends.

         The holders of the outstanding Class B Convertible Shares shall not be entitled to receive dividends on such Class B Convertible Shares.

         9.2  Voting Rights.

                  (a) Except for the voting rights  expressly  conferred by this
Article IX, and except to the extent provided by law, the holders of the outstanding Class B Convertible Shares shall not be entitled (i) to vote on any matter, or (ii) to receive notice of, or to participate in, any meeting of shareholders of the Corporation at which they are not entitled to vote.

                  (b) The affirmative vote of the holders of more than two-thirds of the outstanding Class B Convertible Shares shall be required for
(i) the adoption of any amendment, alteration or repeal of any provision of the Articles of Incorporation of the Corporation that adversely changes the preferences, limitations or relative rights of the Class B Convertible Shares or the holders thereof (it being understood that an increase in the number of Directors of the Corporation is not such an adverse change), or (ii) the authorization of, or the increase in the authorized number of shares of, any class of stock ranking senior to or on a parity with the Class B Convertible Shares as to rights in liquidation.

                  (c) Whenever the holders of Class B Convertible Shares are entitled to vote as a separate voting group on any matter pursuant to the provisions of paragraph (b) of this Section 9.2, the vote required to approve such matter shall be the affirmative vote of more than two-thirds of all the votes entitled to be cast by that voting group, with each share having one vote.

         9.3  Redemption.

         The Corporation may not redeem all or any portion of the outstanding Class B Convertible Shares.

         9.4  Liquidation.

          In the event of the liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the outstanding Class B Convertible Shares shall be entitled to be paid in cash out of the net assets of the Corporation, including its capital, a liquidation payment of $0.10 per share, and no more, before any distribution or payment shall be made to the holders of any shares of the Corporation ranking junior to the Class B Convertible Shares as to rights in liquidation but, after payment of the amounts to which they are respectively entitled to the holders of the outstanding Class B Convertible Shares and the other shares, if any, ranking senior to or on a parity with the Class B Convertible Shares as to rights in liquidation, the balance of such assets, if any, shall be paid to the holders of the shares of the Corporation ranking junior to the Class B Convertible Shares as to rights in liquidation, according to their respective rights. For the purposes of the preceding sentence, neither the consolidation of the Corporation with nor the merger of the Corporation into any other corporation, nor the sale, lease or other disposition of all or substantially all of the Corporation's properties and assets shall, without further corporate action, be deemed a liquidation, dissolution or winding up of the affairs of the Corporation. If the net assets of the Corporation are insufficient to pay to the holders of the Class B Convertible Shares the full amounts to which they are respectively entitled, the entire net assets of the Corporation remaining shall be distributed ratably to the holders of the Class B Convertible Shares and the holders of other preferred shares, if any, ranking on a parity with the Class B Convertible Shares as to rights in liquidation in proportion to the full amounts to which they are respectively entitled.

         9.5  Conversion.

              (a) Each holder of outstanding Class B Convertible Shares shall have the right to convert any of such shares into Common Shares of the Corporation upon and for 180 days following the occurrence of either of the following events: (1) substantially all of the Corporation's assets, stock or business is sold or otherwise transferred, whether through sale, exchange, merger, consolidation, lease, share exchange or otherwise, or (2) the Advisory Agreement with the Advisor is terminated or not renewed, and the Corporation ceases to use Apple Residential Management Group, Inc. to provide substantially all of its property management services. Upon the occurrence of either such event, each Class B Convertible Share may be converted into a number of Common Shares based upon the gross proceeds raised through the date of conversion in the offering made by the Corporation's Prospectus according to the following formula:


      Gross Proceeds Raised From                  Number of Common Shares
    Sales of Common Shares through               through Conversion of One
          Date of Conversion                     Class B Convertible Share
          ------------------                     -------------------------
$50 million                                                   1.0
$100 million                                                  2.4
$150 million                                                  4.2
$200 million                                                  6.4
$250 million                                                  8.0


              (b) Each holder of outstanding Class B Convertible Shares may exercise the conversion right provided in paragraph (a) above as to all or any portion of the shares he holds by delivering to the Corporation during regular business hours, at the principal office of the Corporation or at such other place as may be designated in writing by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or endorsed or assigned to the Corporation (if required by it), or if such shares are not evidenced by a certificate or certificates, a written notice of election, accompanied in either such case by written notice stating that the holder elects to convert such shares and stating the name or names (with address and applicable social security or other tax identification number) in which the Common Shares are to be issued. Conversion shall be deemed to have been effected on the date (the "Conversion Date") when such delivery is made. As promptly as practicable thereafter the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of Common Shares to which he is entitled (or shall cause such Common Shares to be duly issued as required herein, if the Common Shares are uncertificated). The person in whose name the Common Shares are to be issued shall be deemed to have become a shareholder of record on the Conversion Date, unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a shareholder of record on the next succeeding date on which the transfer books are open; but the Conversion Ratio shall be that in effect on the Conversion Date. The Corporation may issue fractional Common Shares upon conversion of Class B Convertible Shares.

              (c) The issuance of Common Shares on conversion of outstanding Class B Convertible Shares shall be made by the Corporation without charge for expenses or for any tax in respect of the issuance of such Common Shares, but the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Shares in any name other than that of the holder of record on the books of the Corporation of the outstanding Class B Convertible Shares converted, and the Corporation shall not be required to issue or deliver any certificate for Common Shares unless and until the person requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

              (d) The term "Fair Market Value" of one Common Share, as used in this Section 9.5 shall, if the Common Shares are traded in the over-the-counter market, be deemed to be the mean between the bid and asked prices on the date the value is required to be determined, as reported by NASDAQ or any similar service, and if the Common Shares are listed and traded on a national stock exchange, be deemed to be the closing price of the Common Shares for such day derived from the New York Stock Exchange Composite Tape or any similar service; provided, however, that if the Common Shares are not traded on that date, then the Fair Market Value shall be determined, in the manner hereinabove set forth, on the most recent preceding business day on which the Common Shares were traded; provided further, however, that if the Fair Market Value of the Common Shares cannot be determined in accordance with the foregoing provisions (for example, if the Common Shares are not traded), the Fair Market Value of the Common Shares shall be determined in good faith by the Corporation's Board of Directors. The term "Conversion Ratio," as used herein, shall mean, as of any date, the number of Common Shares into which each Class B Convertible Share is convertible on that date.


              (e) The Conversion Ratio shall be subject to the following adjustments.

               (i) If the Corporation shall (y) pay a dividend on its outstanding Common Shares in Common Shares or subdivide or otherwise split its outstanding Common Shares, or (z) combine its outstanding Common Shares into a smaller number of shares, the Conversion Ratio shall be adjusted so that the holder of any Class B Convertible Shares surrendered for conversion after such event shall be entitled to receive the same aggregate number of Common Shares that he would have been entitled to receive had such shares been converted immediately prior to any such event and such event had then occurred.

                           (ii) If the Corporation shall issue rights, warrants or options to all holders of its Common Shares entitling them to subscribe for or purchase Common Shares at a price per share which is less than the Current Market Value per share (as hereinafter defined) on the record date mentioned below, the Conversion Ratio shall be adjusted to an amount determined by multiplying the Conversion Ratio in effect immediately prior to the issuance of such rights, warrants or options by a fraction, (y) the numerator of which shall be the number of Common Shares outstanding at the close of business on the date of issuance of such rights, warrants or options plus the number of additional Common Shares offered for subscription pursuant to such rights, warrants or options and (z) the denominator of which shall be the number of Common Shares outstanding at the close of business on the date of issuance of such rights, warrants or options plus the number of Common Shares which the aggregate exercise price of all such rights, warrants or options would purchase at such Current Market Value. Such adjustment shall be retroactively effective to the time immediately after the record date for the determination of the shareholders entitled to receive such rights, warrants or options. For the purposes of this
          Section 9.5(e), the "Current Market Value" per Common Share on any date shall be deemed to be the average of the Fair Market Value of one Common Share (as defined in Section 9.5(d)) on each of the 20 consecutive trading days commencing 40 trading days before such date (a trading day being a day on which securities are traded in the over-the-counter market or, if the Common Shares are then listed on any national stock exchange, on such exchange), and if the Common Shares are not then traded, the Fair Market Value of one Common Share (as determined under Section 9.5(d)) as of the date in question.

                           (iii) If the Corporation shall make a distri bution to all holders of its Common Shares of evidences of its indebtedness or assets (excluding dividends paid in cash out of funds available for dividends in accordance with applicable law), or rights, warrants or options to subscribe for or purchase securities of the Corporation (other than those referred to in subparagraph (ii) of this Section

          9.5(e)), the Conversion Ratio immediately prior to such distribution shall be adjusted to an amount determined by multiplying such Conversion Ratio by a fraction, (y) the numerator of which shall be the Current Market Value of one Common Share (as defined in subparagraph (ii) of this Section 9.5(e)), and (z) the denominator of which shall be the Current Market Value of one Common Share on the next full business day after the record date fixed for the determination of the shareholders entitled to such distribution less the fair value (as conclusively determined in good faith by the Board of Directors of the Corporation) at the time of such distribution of that portion of the evidences of indebtedness, assets, or the rights, warrants or options, distributed which is applicable to one Common Share. Such adjustment shall be retroactively effective to a time immediately after such record date.

              (f)  Notwithstanding  any  of the  foregoing  provisions  of  this
Section 9.5, no adjustment of the Conversion Ratio shall be made (i) if the Corporation shall issue Common Shares or rights, warrants or options to purchase Common Shares pursuant to one or more stock purchase plans, stock option plans, stock purchase contracts, incentive compensation plans, or other remuneration plans for employees (including officers) or directors of the Corporation or its Subsidiaries adopted or approved as required by law at any time or, (ii) in respect of any right granted by the Corporation to all holders of its Common Shares to purchase Common Shares at a discount from their Current Market Value by the reinvestment of dividends paid on its Common Shares.

              (g) If any Class B Convertible Shares are converted into Common Shares after the record date for the happening of any of the events described in subparagraphs (i), (ii) or (iii) of Section 9.5(e) but before the happening of such event the Corporation may defer, until the happening of such event, issuing to the holder of Class B Convertible Shares so converted the Common Shares which he is entitled to receive because of the adjustments required pursuant to any such subparagraph.

              (h) Whenever there is a required adjustment to the Conversion Ratio, such adjustment shall be made to the Conversion Ratio applicable to each step in the formula set forth in Section 9.5(a) so that the adjustment given effect at the time of conversion is applied to the Conversion Ratio applicable to the amount of gross proceeds raised through the date of conversion. Anything in this Section 9.5 to the contrary notwithstanding, no adjustment in the Conversion Ratio shall be required unless such adjustment would require an increase or decrease of at least 0.1 in such ratio; provided, however, that any adjustments which by reason of this Section 9.5 are not required to be made shall be carried forward and taken into account in making subsequent adjustments. All calculations under this Section 9.5 shall be made to the nearest 0.01.

              (i) Whenever the Conversion Ratio and subsequent changes to be made therein are adjusted pursuant to this Section 9.5, the Corporation shall
(i) promptly place on file at its principal office and at the office of each transfer agent for the Class B Convertible Shares, if any, a statement, signed by the Chairman or President of the Corporation showing in detail the facts requiring such adjustment and a computation of the adjusted Conversion Ratio, and shall make such statement available for inspection by shareholders of the Corporation, and (ii) cause a notice to be mailed to each holder of record of outstanding Class B Convertible Shares stating than such adjustment has been made and setting forth the adjusted Conversion Ratio.

              (j) In the event of any reclassification or recapita lization of the outstanding Common Shares (except a change in par value, or from no par value to par value, or subdivision or other split or combination of shares), or in case of any consolidation or merger to which the Corporation is a party, except a merger in which the Corporation is the surviving corporation and which does not result in any such reclassification or recapitalization, or in case of any sale or conveyance to a person or another business entity of all or substantially all of the property of the Corporation, effective provision shall be made by the Corporation or by the successor or purchasing business entity (i) that the holder of each Class B Convertible Share then outstanding shall thereafter have the right to convert such share into the kind and amount of stock and other securities and property receivable, upon such reclassification, recapitalization, consolidation, merger, sale or conveyance, by a holder of the number of Common Shares of the Corporation into which such Class B Convertible Shares might have been converted, and (ii) that there shall be subsequent adjustments of the Conversion Ratio which shall be equivalent, as nearly as practicable, to the adjustments provided for in this Section 9.5. The provisions of this paragraph (j) of this Section 9.5 shall similarly apply to successive reclassifications, recapitalizations, consolidations, mergers, sales or conveyances.

              (k) Common Shares issued on conversion of Class B Convertible Shares shall be issued as fully paid shares and shall be nonassessable by the Corporation. The Corporation shall, at all times, reserve and keep available for the purpose of effecting the conversion of the outstanding Class B Convertible Shares such number of its duly authorized Common Shares as shall be sufficient to effect the conversion of all of the outstanding Class B Convertible Shares.

              (l) Class B Convertible Shares converted as provided herein shall not again become authorized and unissued shares.

         8.6  Definitions and Interpretation.

              As used in these Articles, unless the context otherwise requires, the following terms shall have the following meanings:

              "Advisor" means Apple Residential Advisors, Inc. a Virginia corporation.

              "Advisory Agreement" means the Advisory Agreement between the Corporation and the Advisor, as it may be in effect from time to time.

              "Prospectus" means the final version of the prospectus of the Corporation in connection with the registration of certain of the Corporation's Common Shares by registration statement filed with the United States Securities and Exchange Commission on Form S-11 (File No. 333-10635), as amended and supplemented.

              "Subsidiary" means any corporation a majority of the out standing voting shares of which is owned, directly or indirectly, by the Corporation, by one or more Subsidiaries of the Corpo ration or by the Corporation and one or more Subsidiaries of the Corporation.

              For the purpose of these Articles the shares of any class of the Corporation shall be deemed to rank as follows:

                  (a) senior to the Class B Convertible Shares, either as to dividends or as to rights in liquidation, if the holders of such shares shall be entitled to the receipt of dividends or of amounts distributable upon the liquidation, dissolution or winding up of the affairs of the Corporation, as the case may be, in preference or priority to the holders of Class B Convertible Shares;
                  (b) on a parity with the Class B Convertible Shares, either as to dividends or as to rights in liquidation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Class B Convertible Shares, if the holders of such shares shall be entitled to the receipt of dividends or of amounts distributable upon the liquidation, dissolution or winding up of the affairs of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such shares; and

                  (c) junior to the Class B Convertible Shares, either as to dividends or as to rights in liquidation, if such shares shall be Common Shares or if the holders of the Class B Convertible Shares shall be entitled to the receipt of dividends or of amounts distributable upon the liquidation, dissolution or winding up of the affairs of the Corporation, as the case may be, in preference or priority to the holders of such shares.


                                      -15-